Exhibit 5

MARK A. WEISS

DIRECT DIAL: (513) 579-6599

FACSIMILE: (513) 579-6457

E-MAIL: MWEISS@KMKLAW.COM

May 5, 2004

Infinity Property and Casualty Corporation

2204 Lakeshore Drive

Birmingham Alabama 35209

Re:	Form S-4 Registration Statement Relating to $200,000,000
Aggregate Principal Amount of 5.50% Senior Notes due 2014

Ladies and Gentlemen:

In connection with the registration of $200,000,000 aggregate principal amount of 5.50% Series B Senior Notes due 2014 (the “Exchange Notes”) issued by Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”), under the Securities Act of 1933 (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on the date of this letter (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture (“Indenture” and with the Exchange Notes, the “Transaction Documents”), dated February 17, 2004, between the Company and American Stock Transfer & Trust Company, as trustee (the “Trustee”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. We have examined, along with other documents, the Indenture and the form of Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. To the extent it may be relevant to the opinions expressed herein, we have assumed that:

(i) each party to the Transaction Documents other than the Company has the requisite organizational and legal power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby;

(ii) the Transaction Documents have been duly authorized, executed and delivered by each party thereto other than the Company and constitute valid and binding obligations of such other party, enforceable against each such other party in accordance with their terms;

1400 Provident Tower ♦ One East Fourth Street ♦ Cincinnati, Ohio 45202 TEL 513.579.6400 ♦ FAX 513.579.6457 ♦ www.kmklaw.com

Infinity Property and Casualty Corporation

May 5, 2004

(iii) each party to the Transaction Documents other than the Company has complied with and will comply with all of its obligations under the Transaction Documents and all laws applicable thereto; and

(iv) the Exchange Notes and the existing notes (as defined in the Registration Statement) have been duly authenticated and delivered by the Trustee.

We express no opinion with respect to the laws of any jurisdiction other than the State of Ohio and the federal laws of the United States of America. For purposes of rendering the opinions set forth below, with your permission, we express our opinion as if the laws of the state of New York are the same as the laws of the State of Ohio, and we make no representation as to the extent to which any of such laws may differ.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and executed and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the existing notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered above relating to the enforceability of the Exchange Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to our affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to be named in the Registration Statement and the prospectus part thereof under the heading “Legal Matters.” In giving such consent, we do not thereby admit that

Infinity Property and Casualty Corporation

May 5, 2004

we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L.

By:	/s/ Mark A. Weiss

Mark A. Weiss

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